                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 11, 1996


                            ACCUSTAFF INCORPORATED
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           FLORIDA                  0-24484               59-3116655
  --------------------------     -------------        ------------------
       (State or other            (Commission          (I.R.S. Employer
       jurisdiction of            File Number)        Identification No.)
        incorporation)


      6440 ATLANTIC BOULEVARD, JACKSONVILLE, FL                  32211
      -------------------------------------------------------------------
      (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (904) 725-5574
                                                           --------------


                                      N/A
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 5. Other Events.

         On November 14, 1996, AccuStaff Incorporated (the "Company") acquired Career Horizons, Inc.("Career") in a transaction accounted for as a pooling-of-interests. The Company filed the required financial statements of Career and the required AccuStaff pro forma financial statements as part of a Current Report on Form 8-K dated November 14, 1996. AccuStaff has prepared and contemporaneously herewith filed with the Securities and Exchange Commission a registration statement on Form S-3 registering the re-sale of certain AccuStaff common stock issued as consideration in other past acquisitions (the "Registration"). AccuStaff is required to file, as part of the registration statement, its financial statements as restated to reflect the Career acquisition and the Company's previous acquisition of The McKinley Group, Inc. Those supplemental consolidated financial statements are filed herewith so that they may each be incorporated by reference into AccuStaff's current and future registration statements.

ITEM 7. Exhibits.

23.1  Consent of Coopers & Lybrand L.L.P.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       ACCUSTAFF INCORPORATED

                                       By:  /s/ Derek E. Dewan
                                            -----------------------------------
                                            Derek E. Dewan
                                            Chairman, President and
                                            Chief Executive Officer

Dated:  December 11, 1996
        -----------------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
AccuStaff Incorporated

           We have audited the supplemental consolidated balance sheets of AccuStaff Incorporated and Subsidiaries as of December 31, 1995 and January 1, 1995, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           The supplemental financial statements give retroactive effect to the merger of AccuStaff Incorporated and Subsidiaries and Career Horizons, Inc. and Subsidiaries on November 14, 1996, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of AccuStaff Incorporated and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AccuStaff Incorporated and Subsidiaries at December 31, 1995 and January 1, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles after financial statements are issued for a period which includes the date of consummation of the business combination.


Coopers & Lybrand L.L.P.

Jacksonville, Florida
December 9, 1996

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
           (dollar amounts in thousands except for per share amounts)

                                    ASSETS
                                                                     December 31,       January 1,
                                                                         1995              1995
                                                                     ------------       ----------
Current assets:
   Cash and cash equivalents.....................................       $ 46,139         $  9,828
   Investments...................................................         48,449            6,815
   Accounts receivable, net......................................        103,612           72,157
   Due from associated offices, net..............................         35,832           37,004
   Prepaid expenses..............................................          2,158            1,341
   Other receivables, net........................................          1,060                -
   Deferred income taxes.........................................          4,124            2,679
                                                                        --------         --------
         Total current assets....................................        241,374          129,824

Furniture, equipment, and leasehold improvements, net............         11,237            5,677
Goodwill, net....................................................         95,208           19,132
Deferred income taxes............................................              -              508
Other assets.....................................................          4,610              843
                                                                        --------         --------
           Total assets..........................................       $352,429         $155,984
                                                                        ========         ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable, current portion.................................       $17,479           $1,355
   Accounts payable and accrued expenses..........................        28,226           23,124
   Accrued payroll and related taxes..............................        25,340           19,859
   Accrued workers' compensation claims...........................         9,900            5,100
                                                                        --------         --------
           Total current liabilities..............................        80,945           49,438

Convertible debt..................................................        88,550            1,800
Notes payable, long-term portion..................................         4,510           24,275
Deferred income taxes.............................................           556                -
Other.............................................................            66              113
                                                                        --------         --------
           Total liabilities......................................       174,627           75,626
                                                                        --------         --------
Commitments
Stockholders' equity:
   Preferred stock, $.01 par value; 10,000,000 shares authorized;
     no shares issued and outstanding.............................             -                -
   Common stock, $.01 par value; 150,000,000  shares authorized;
     69,178,194 and 52,191,918 shares issued and outstanding .....           692              522
   Additional contributed capital.................................       143,160           67,410
   Retained earnings..............................................        34,029           12,601
                                                                        --------         --------
                                                                         177,881           80,533
        Less: deferred stock compensation                                    (79)            (175)
                                                                        --------         --------
        Total stockholders' equity................................       177,802           80,358
                                                                        --------         --------
        Total liabilities and stockholders' equity................      $352,429         $155,984
                                                                        ========         ========

   See accompanying notes to supplemental consolidated financial statements.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
          (dollar amounts in thousands except for per share amounts)

                                                                Year Ended      Year Ended    Year Ended
                                                               December 31,     January 1,    January 2,
                                                                   1995            1995          1994
                                                               ------------     ----------     ----------
Revenue....................................................      $702,136        $500,714       $401,932
Cost of revenue............................................       551,490         393,712        317,754
                                                                 --------        --------       --------
   Gross profit............................................       150,646         107,002         84,178
                                                                 --------        --------       --------
Operating expenses:
   General and administrative..............................        89,886          64,960         56,447
   Remittance to franchisees...............................        18,489          16,975         14,146
   Depreciation and amortization...........................         5,853           4,435          3,905
                                                                 --------        --------       --------
      Total operating expenses.............................       114,228          86,370         74,498
                                                                 --------        --------       --------
      Income from operations...............................        36,418          20,632          9,680
                                                                 --------        --------       --------
Other income (expense):
   Interest income.........................................           821             336              6
   Interest expense........................................        (3,067)         (3,181)        (6,278)
   Other...................................................           146              46            135
                                                                 --------        --------       --------
      Total other expense, net.............................        (2,100)         (2,799)        (6,137)
                                                                 --------        --------       --------
Income before provision for income taxes
  and extraordinary item ..................................        34,318          17,833          3,543
Provision for income taxes.................................        11,245           6,357          1,041
                                                                 --------        --------       --------
 Income before extraordinary item..........................        23,073          11,476          2,502
 Extraordinary loss on retirement of debt,
   net of $933 income tax benefit..........................            -           (1,403)             -
                                                                 --------        --------       --------
Net income.................................................        23,073          10,073          2,502
Preferred stock dividend requirement.......................             -            (175)          (707)
                                                                 --------        --------       --------
Net income applicable to common stockholders...............      $ 23,073        $  9,898       $  1,795
                                                                 ========        ========       ========
Earnings per share of common and common stock equivalents..      $   0.37        $   0.21       $   0.05
                                                                 ========        ========       ========
Weighted average number of common shares
  and common share equivalents outstanding.................        62,138          46,821         35,821
                                                                 ========        ========       ========
Unaudited pro forma data (Note 2):
   Net income applicable to common stockholders before
     provision for pro forma income taxes..................      $ 23,073        $  9,898       $  1,795
   Provision for pro forma income taxes....................         1,988             792            119
                                                                 --------        --------       --------
       Pro forma net income applicable to
         common stockholders...............................      $ 21,085        $  9,106       $  1,676
                                                                 ========        ========       ========
Pro forma earnings per share...............................      $   0.34        $   0.19       $   0.05
                                                                 ========        ========       ========

   See accompanying notes to supplemental consolidated financial statements.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (dollar amounts in thousands)


                                                  Common Stock      Additional               Deferred
                                             --------------------- Contributed  Retained       Stock
                                                 Shares    Amount    Capital    Earnings    Compensation    Total
Balance January 3, 1993, as previously
  reported                                     3,604,017    $ 36  $  2,466      $ 1,446        $   -      $  3,948
Balance, January 3, 1993, Career                 975,242      10     2,941       (1,329)          (37)    $  1,585
                                            ------------------------------------------------------------------------

Balance, January 3, 1993, as restated          4,579,259      46     5,407          117           (37)       5,533
Common stock issued under
  employee stock purchase plan                    51,113       1       383            0             0          384
Grant of restricted stock pursuant to
  employment agreement                                 0       0        88            0           (88)           0
Deferred stock compensation                            0       0       188            0          (188)           0
Preferred stock dividend accrual                       0       0      (707)           0             0         (707)
Exercise of stock options and related
  tax benefit                                    144,445       1       577            0             0          578
Non-recurring compensation expense                     0       0     1,396            0             0        1,396
Amortization of unearned compensation                  0       0         0            0            12           12
Vesting of stock options                               0       0         0            0            23           23
Net income                                             0       0         0        2,502             0        2,502
Distribution to former shareholders
  of acquired S-corporation                            0       0         0          (34)            0          (34)
                                            ------------------------------------------------------------------------

Balance, January 2, 1994                       4,774,817      48     7,332        2,585          (278)       9,687
Common stock issued under
  employee stock purchase plan                    12,760       0        96            0             0           96
Sale of common stock                           3,358,436      34    59,817            0             0       59,851
Conversion of subordinated
  debentures                                      66,666       1       499            0             0          500
Issuance of restricted stock                      15,000       0         0            0             0            0
Preferred stock dividend accrual                       0       0      (175)           0             0         (175)
Exercise of stock options and related
  tax benefit                                     21,105       0       255            0             0          255
Vesting of stock options                               0       0         0            0            52           52
Exercise of warrants                             449,869       4        21            0             0           25
Amortization of unearned compensation                  0       0         0            0            25           25
Vesting of restricted stock                            0       0         0            0            26           26
Net income                                             0       0         0       10,073             0       10,073
Distribution to former shareholders
  of acquired S-corporation                            0       0         0          (57)            0          (57)
                                            ------------------------------------------------------------------------

Balance, January 1, 1995                        8,698,653      87    67,845       12,601          (175)      80,358
Sale of common stock                           2,500,000      25    72,378            0             0       72,403
Conversion of subordinated
  debentures                                     187,877       2     1,498            0             0        1,500
Exercise of stock options and related
  tax benefit                                    143,169       1     2,016            0             0        2,017
Vesting of restricted stock                            0       0         0            0            44           44
Vesting of stock options                               0       0         0            0            52           52
Net income                                             0       0         0       23,073             0       23,073
McKinley income for three months
  ended December 31, 1994                              0       0         0          705             0          705
Distribution to former shareholders
  of acquired S-corporation                            0       0         0       (2,350)            0       (2,350)
Stock splits                                  57,648,495     577      (577)           0             0            0
                                            ------------------------------------------------------------------------

Balance, December 31, 1995                    69,178,194     692   143,160       34,029           (79)     177,802
                                            ========================================================================

See accompanying notes to supplemental consolidated financial statements.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (dollar amounts in thousands)

                                                                       Year Ended      Year Ended     Year Ended
                                                                      December 31,     January 1,     January 2,
                                                                          1995            1995           1994
                                                                      ------------     ----------     ----------
Cash flows from operating activities:
   Net income                                                           $  23,073       $ 10,073        $  2,502
   Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                         5,853          4,435           3,905
      Provision for doubtful accounts                                       1,935          1,649           1,448
      Extraordinary loss on retirement of debt                                  -          2,336               -
      Deferred income taxes                                                  (407)        (2,206)         (1,851)
      Compensation expense                                                      -              -           1,396
      Other, net                                                              801             87             129
      Changes in certain assets and liabilities:
        Accounts receivable                                               (12,914)       (12,038)        (13,150)
        Due from associated offices                                          (501)        (9,332)         (7,934)
        Prepaid expenses                                                     (173)         1,007             405
        Other assets                                                         (318)          (187)            547
        Accounts payable and accrued expenses                                (350)         3,527           2,640
        Accrued payroll and related taxes                                   3,710          8,350           1,896
        Accrued workers' compensation claims                                1,200            700             650
                                                                         --------        -------        --------
           Net cash  provided by (used in) operating activities            21,909          8,401          (7,417)
                                                                         --------        -------        --------
Cash flows from investing activities:
   Investment in reverse repurchase agreement, net                        (48,449)             -               -
   Purchases of investments                                                (2,028)        (8,150)              -
   Sales and maturities of investments                                      8,842          1,336               -
   Purchase of furniture, equipment and leasehold improvements             (6,137)        (1,767)         (2,316)
   Restricted cash                                                              -          1,761          (1,651)
   Purchase of businesses including additional earn-outs
     on acquisitions, net of cash acquired                                (63,428)        (1,317)           (857)
                                                                         --------        -------        --------
           Net cash used in investing activities                         (111,200)        (8,137)         (4,824)
                                                                         --------        -------        --------
Cash flows from financing activities:
   Credit facilities, including bank overdraft, net                       (22,716)       (11,302)         10,886
   Proceeds from issuance of common stock                                  74,420         60,227             962
   Proceeds from issuance of convertible debt                              85,663          2,300               -
   Repayment of convertible debt                                                -        (23,000)              -
   Borrowings on notes payable                                              8,873         79,049          98,199
   Repayments on notes payable                                            (17,655)       (87,803)        (96,738)
   Distributions to former shareholders of acquired S-corp                 (2,350)           (90)            (34)
   Dividends paid on preferred stock                                            -         (1,282)           (700)
   Redemption of preferred stock                                                -         (8,745)              -
   Financing costs paid                                                      (633)          (608)              -
                                                                         --------        -------        --------
           Net cash provided by financing activities                      125,602          8,746          12,575
                                                                         --------        -------        --------
Net increase in cash and cash equivalents                                  36,311          9,010             334
Cash and cash equivalents, beginning of year                                9,828            818             484
                                                                         ========        =======        ========
Cash and cash equivalents, end of year                                   $ 46,139        $ 9,828            $818
                                                                         ========        =======        ========

   See accompanying notes to supplemental consolidated financial statements.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)
          (dollar amounts in thousands except for per share amounts)

                                                Year Ended            Year Ended            Year Ended
                                               December 31,           January 1,            January 2,
                                                   1995                  1995                  1994
                                             -----------------     -----------------     -----------------
Supplemental cash flow information
   Interest paid                                 $ 2,708                $3,396                $5,895
   Income taxes paid                             $12,244                $5,498                $2,931

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

     On December 13, 1993, the Company purchased the outstanding common stock of Mid-States Technical Staffing Services, Inc. for $900. In connection with the acquisition, liabilities were assumed as follows:

     Fair value of assets acquired, including goodwill of $392....  $1,211
     Cash paid for the capital stock..............................    (900)
                                                                    ------
     Liabilities assumed..........................................  $  311
                                                                    ======

     In fiscal 1993, the Company recorded deferred compensation expense with a corresponding increase to additional contributed capital of $188 for the granting of compensatory stock options and $88 for the restricted stock award.

     In fiscal 1993, Career, reacquired several franchises from franchise owners. In connection with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired................................  $  598
     Cash paid....................................................     520
                                                                    ------
     Liabilities assumed..........................................  $   78
                                                                    ======

     Career also entered into a capital lease obligation for $225 and redeemed preferred stock, including accrued dividends for $157.

     On March 2, 1994, the Company acquired all of the outstanding stock of Debbie Temps, Inc. for $1,000. In connection with the acquisition, liabilities were assumed as follows:

     Fair value of assets acquired, including goodwill of $3,085..  $ 4,920
     Cash paid for the capital stock..............................   (1,000)
                                                                    -------
     Liabilities assumed, including notes payable to
       former stockholders of $3,100..............................  $ 3,920
                                                                    =======

     In fiscal 1994 a member of the Board of Directors of the Company converted a $500 subordinated debenture for 399,996 shares of common stock. Also in 1994, 90,000 shares of stock were issued to the President and Chief Executive Officer pursuant to the terms of a restricted stock grant.

    See accompanying notes to supplemental consolidated financial statements.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)
          (dollar amounts in thousands except for per share amounts)

     In fiscal 1994, Career reacquired several franchises from franchise owners. In connection with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired................................  $ 308
     Cash paid....................................................   (266)
                                                                    -----
     Liabilities assumed..........................................  $  42
                                                                    =====

     During fiscal 1995, the Company acquired the operating assets, including certain acquisition costs, of Contemporary Personnel Services, Inc. and acquired all of the outstanding stock of Attorneys Per Diem, Inc., LawStaf, Inc., Matthews Professional Employment Specialists, Inc., Dupay Enterprises, Inc. d/b/a ASOSA Personnel, Bogard Temps, Inc., Special Counsel International, Inc., Computer Professionals, Inc., Advance/Possis Technical Services, Inc., and HR Management Services, Inc. for $53,197. In connection with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired................................  $ 79,951
     Cash paid....................................................   (53,197)
                                                                    --------
     Liabilities assumed..........................................  $ 26,754
                                                                    ========

     In fiscal 1995, convertible subordinated debentures of $1,500 were converted by the Company into 1,127,262 shares of common stock.

     In fiscal 1995, Career acquired the operating assets of Staffing Resources, Inc. and all of the outstanding stock of Contract Staffing Group, Inc. d/b/a Computer Consulting Group, Professionals For Computing, Inc., and Staff Additions, Inc. for $7,131. In connection with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired................................  $20,247
     Cash paid....................................................   (7,131)
                                                                    -------
     Liabilities assumed..........................................  $13,116
                                                                    =======

   See accompanying notes to supplemental consolidated financial statements.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
           (dollar amounts in thousands except for per share amounts)

 1.    DESCRIPTION OF BUSINESS:

       AccuStaff Incorporated and Subsidiaries (the Company) is a national provider of strategic staffing and outsourcing services to businesses, professional and service organizations and governmental agencies.

 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BASIS OF PRESENTATION

      On January 2, 1996 the Company acquired all of the stock of PTA International, d/b/a Perma Temp Agency (PTA) in exchange for 1,766,844 shares of the Company's voting common stock. On June 19, 1996 the Company acquired all of the stock of The McKinley Group, Inc. (McKinley) in exchange for 1,857,150 shares of the Company's voting stock. On November 14, 1996 the Company acquired all of the stock of Career Horizons, Inc. (Career) in exchange for 27,626,843 shares of the Company's voting stock. These acquisitions have been accounted for under the pooling of interests method of accounting, and accordingly, all share and per share data presented herein has been converted into the equivalent Company share and earnings per share amounts in accordance with the exchange ratios documented in the merger documents. The consolidated financial statements of the Company had previously been restated to give retroactive effect to the mergers with PTA and McKinley, and these statements supplementally combining Career. McKinley's former fiscal years ended on September 30, 1995, 1994 and 1993. The fiscal years ended September 30, 1994 and 1993 of McKinley were combined with the years ended January 1, 1995 and January 2, 1994, respectively. The calendar year ended December 31, 1995 of McKinley was combined with the fiscal year ended December 31, 1995 for AccuStaff. An adjustment to AccuStaff's retained earnings for the income of McKinley for the three months ended December 31, 1994 has been made to properly state the equity balance at December 31, 1995. Career's former fiscal years ended on June 30, 1995, 1994 and 1993. The calendar year 1995, 1994 and 1993 results of Career were combined with the fiscal years ended December 31, 1995, January 1, 1995 and January 2, 1994 for AccuStaff. The reconciliation below details the effects of the pooling of Career on the previously reported revenues, net income, earnings per share, total assets and stockholders' equity of AccuStaff, as restated for the mergers of PTA and McKinley.

                                            YEAR ENDED           YEAR ENDED          YEAR ENDED
                                         DECEMBER 31, 1995     JANUARY 1, 1995     JANUARY 2, 1994
                                         -----------------     ---------------     ---------------
Revenues, as previously reported              $316,847             $166,626            $108,199
Revenues, Career                               385,289              334,088             293,733
                                              --------             --------            --------

Revenues, as reported                          702,136              500,714             401,932
                                              ========             ========            ========

Net income, as previously reported              13,745                5,222               1,023
Net income, Career                               9,328                4,851               1,479
                                              --------             --------            --------

Net income, as reported                       $ 23,073             $ 10,073            $  2,502
                                              ========             ========            ========

Earnings per share, as previously
  reported                                    $   0.32             $   0.18            $   0.04
Increase attributable to Career                   0.05                 0.03                0.01
                                              --------             --------            --------
Earnings per share, as reported               $   0.37             $   0.21            $   0.05
                                              ========             ========            ========


                                           DECEMBER 31,           JANUARY 1,
                                               1995                  1995
                                         -----------------     ---------------
Assets, as previously reported                $150,871             $ 40,478
Assets, Career                                 201,558              115,506
                                              --------             --------
Assets, as reported                           $352,429             $155,984
                                              ========             ========

Stockholders Equity, as previously
  reported                                    $116,899             $ 30,247
Stockholders' Equity, Career                    60,903               50,111
                                              --------             --------
Stockholders' Equity, as reported             $177,802             $ 80,358
                                              ========             ========

     In connection with the Career merger, the Company estimates that direct merger related expenses consisting of investment banking and other fees and costs of $25.0 million will be charged to earnings in the fourth quarter of 1996, the vast majority of which are not deductible for income tax purposes.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)

     Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Additionally, the Company's 49 percent owned affiliate, PeopleSystems, Inc., has been accounted for as a consolidated subsidiary, due to the Company's control by an agreement. All intercompany transactions have been eliminated in the accompanying consolidated financial statements.

     Fiscal Year

     The Company's fiscal year ends on the Sunday closest to December 31 of each year. Fiscal years ended January 2, 1994, January 1, 1995 and December 31, 1995 consist of 52 weeks.

     Cash and Cash Equivalents

     Cash and cash equivalents include deposits in banks, government money market funds, and short-term investments with maturities of 90 days or less, when purchased.

     Investments

     On January 3, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). SFAS No. 115 requires that investments in debt and equity securities be designated as trading, held-to-maturity, or available-for-sale. These reporting categories determine the recognition and measurement of investments in the Company's financial statements. The cumulative effect as of January 3, 1994 of adopting SFAS No. 115 was not material to stockholders' equity.

     Investments, which consisted of U.S. Government Treasury and Agency instruments, corporate and municipal bonds, and reverse repurchase agreements with maturities of one year or less, were carried at cost, which approximated market value. Reverse repurchase agreements were $48,499 at December 31, 1995 and were collateralized by U.S. Treasury securities in an amount equal to 102% of the agreements value.

     Furniture, Equipment, and Leasehold Improvements

     Furniture, equipment, and leasehold improvements are recorded at cost less accumulated depreciation and amortization. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 15 years. Amortization of leasehold improvements is computed using the straight-line method over the useful life of the asset or the term of the lease, whichever is shorter. Costs associated with the development of the Company's proprietary software package have been deferred and are being amortized over a five-year period. Total depreciation and amortization expense was $2,389, $2,413 and $1,914 for 1995, 1994 and 1993
respectively.

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
          (dollar amounts in thousands except for per share amounts)


     Goodwill

     Goodwill represents the excess of cost over fair value of net tangible assets acquired through acquisitions. Such excess of cost over fair value of net tangible assets acquired is being amortized on a straight-line basis over periods ranging from 15 to 40 years. Management periodically reviews the potential impairment of goodwill on a non-discounted cash flow basis to assess recoverability. If the estimated future cash flows are projected to be less than the carrying amount, an impairment write-down (representing the carrying amount of the goodwill which exceeds the present value of estimated expected future cash flows) would be recorded as a period expense. Accumulated amortization was $1,500 and $211 as of December 31, 1995, and January 1, 1995, respectively.

     Revenue Recognition

     The Company recognizes, as revenues at the time the staffing services are provided, the amounts billed to clients of Company-owned offices and substantially all franchisees. In all such cases, the temporary worker is the Company's employee and all costs of employing the temporary worker are the responsibility of the Company and are included in cost of services. The accounts receivable of such franchisees belong to the Company and are included with those of the Company-owned operations, as accounts receivable, in its consolidated balance sheets.

     With respect to services performed for independent temporary personnel firms ("Associated Offices") and certain other franchisees, the Company records the service fee it receives as revenues. In such cases, the temporary worker is not employed by the Company. All costs are the responsibility of the Associated Office or the franchisee and are not included in cost of services. The company advances to such Associated Offices and franchisees the amounts billed to their clients and includes the amount of the advances on the Company's consolidated balance sheets as Due from Associated Offices.

     The Company recognizes revenue from franchise fees when it has performed substantially all its obligations under its agreement.

     Advertising Costs

     Advertising costs are expensed as incurred except for advertising costs which have a contractual life. Advertising costs with a contractual life are amortized over the life of the contract, not to exceed one year.

     Income Taxes

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Earnings Per Share

     Net income per share has been computed using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of restricted stock, convertible subordinated debentures, and stock options (calculated using the treasury stock method). Pursuant to the requirements of the Securities and Exchange Commission, common and common share equivalents issued at prices below the initial public offering price of $1.75 per share during the twelve months immediately preceding the effective date of the Company's initial public offering have been included in the calculation of common and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

     Remittance to Franchisees

     The remittance to franchisees is that portion of gross profit owed to substantially all franchisees after deduction of fees and expenses.

     Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although management believes these estimates and assumptions are adequate, actual results may differ from the estimates and assumptions used.

     Recent Accounting Pronouncements

     The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation". This Statement becomes effective beginning with the Company's first quarter of fiscal year 1996 and will not have a material effect on the Company's financial position or results of operations. Upon adoption of SFAS No. 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will provide pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS No. 123 had been applied in measuring compensation expense.

     Reclassifications

     Certain amounts have been reclassified in 1993 and 1994 to conform to the 1995 presentation.

     Unaudited Pro Forma Data

     PTA International (PTA) and the McKinley Group (McKinley), prior to their acquisition by the Company, had elected to be treated as S Corporations for federal and state income tax purposes. As such, PTA's and McKinley's taxable income is reported to and subject to tax to PTA's and McKinley's stockholders, respectively. The unaudited pro forma provision for income taxes reported on the consolidated statements of income show approximate federal and state income taxes (by applying statutory income tax rates) that would have been incurred if PTA and McKinley had been subject to tax as a C Corporation.

3.   Acquisitions:

     For the year ended December 31, 1995

     In the year ended December 31, 1995, the Company completed the following acquisitions: the operating assets of Contemporary Personnel, the common stock of DuPay enterprises, Inc. d/b/a ASOSA Personnel, the common stock of LawStaf, Inc, the common stock of Attorneys Per Diem, Inc., the common stock of Matthews Professional Employment Specialists, Inc., the assets of Special Counsel International, Inc. and its affiliated companies, the common stock of Bogard Temps, Inc., the common stock of Computer Professionals, Inc., the common stock of HR Management Services, Inc., and the common stock of Advance/Possis Technical Services, Inc. In addition,

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
          (dollar amounts in thousands except for per share amounts)

Career acquired the assets of Staffing Resources, Inc. and its affiliated companies, the common stock of Staff-Additions, Inc., the common stock of Contract Staffing Group, Inc. d/b/a/ Computer Consulting Group, and Professionals For Computing, Inc. The aggregate purchase price of the acquisitions in the year ended December 31, 1995 was $82.1 million, comprised of $60.1 million in cash and $22.0 million in notes payable to the former shareholders. The aggregate excess of the purchase price over the fair value of net tangible assets acquired (goodwill) was $74.7 million and is being amortized on a straight line basis over periods ranging from 15 to 40 years.

     For the year ended January 1, 1995

     On March 2, 1994, the Company acquired all of the outstanding stock of Debbie Temps, Inc. (Debbie Temps), a provider of personnel on a temporary, permanent or temporary to permanent basis in Illinois for $4,100. The fair value of assets acquired was $1,835 and liabilities assumed totaled $820. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was $3,085 and is being amortized on a straight-line basis over 15 years.

     For the year ended January 2, 1994

     On December 13, 1993, the Company purchased all of the outstanding stock of Mid-States Technical Staffing, Inc. (Mid-States), which provides contract engineering on a temporary, permanent, or temporary to permanent basis in Iowa and Illinois, for $900, plus contingent payments of $321 and $228 disbursed in 1994 and 1995, respectively, in accordance with the purchase agreement. The fair value of assets acquired, including goodwill, was $1,760 and liabilities assumed totaled $311. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was $941 and is being amortized over 15 years.

     The Company has accounted for all acquisitions through December 31, 1995 using the purchase method of accounting. The results of the acquired companies' operations have been included with those of the Company from the dates of the respective acquisitions.

     The unaudited pro forma results of operations listed below include the effects of the purchases discussed above and reflect purchase accounting adjustments and other pro-forma adjustments, including reduction of officers' compensation as the result of negotiated employment agreements, assuming the acquisitions had occurred at the beginning of the year in which each company was acquired and also at the beginning of the preceding year. These pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.

                                                                                              Fiscal
                                                               --------------------------------------------------------------------
                                                                       1995                    1994                    1993
                                                               --------------------     -------------------     -------------------
                                                                   (Unaudited)              (Unaudited)             (Unaudited)
Revenue..................................................             $803,437                $618,432                $418,944
Net income...............................................               21,638                   9,400                   1,892
Earnings per share.......................................             $   0.35                $   0.20                $   0.05

                                      15

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


   The Company has completed numerous acquisitions subsequent to December 31, 1995 including PTA, McKinley, and Career for which the financial statements have been restated (See Note 2). Subsequent to December 31, 1995, the Company has acquired; the stock of Tekna, Inc.; the stock of Goldfarb-Wasson Associates, Inc. d/b/a/ GW Consulting, and an affiliated company; the stock of Excel Temporary Services, Inc. and affiliated companies; the assets of Career Enhancement International, Inc.; the assets of Advantage Personnel Services, Inc. and an affiliated company; the stock of Additional Technical Support, Inc. and affiliated companies; the assets of HNS Software, Inc.; the assets of Alternative Temps, Inc.; the assets of TempsAmerica East, Inc. and affiliated companies,the stock of Project Professionals, Inc.; the assets of Logue & Rice, Inc. and the stock of its affiliated companies; the stock of Contact Recruiters, Inc. and an affiliated company; the stock of Openware Technologies, Inc.; the assets of CAD Design, Inc.; the assets of Alta Technical Services, Inc.; the assets of In-House Counsel, Inc.; the assets of TRAK Services, Inc.; the stock of Perspective Technology, Inc.; the stock of Datacorp Business Systems, Inc.; the assets of North American Consulting Services, Inc.; the stock of Contracted Services Group, Inc. d/b/a The Blackstone Group; the stock of Scientific Staffing, Inc. and affiliated companies and the stock of Staffware, Inc.

   In addition, Career acquired; the stock of Programming Enterprises, Inc. d/b/a Mini-Systems Associates; the assets of Zeitech, Inc.; the assets of Management Search, Inc. and its affiliate; the assets of American Computer Professionals, Inc.; the stock of Century Temporary Services, Inc. d/b/a CenCor Temporary Services and its affiliate; the assets of Richard Michael Temps, Inc. and its affiliate; the assets of Why Systems, Inc.; the assets of Dial A Temporary, Inc.; the stock of the Daedalian Group, Inc. d/b/a Berger & Co.; the stock of Legal Support Personnel Inc. and the stock of TSG Professional Services, Inc. The aggregate purchase price of the acquisitions subsequent to the year ended December 31, 1995, being accounted for under the purchase method of accounting was $369.1 million, comprised of $344.5 million in cash, $22.6 million in notes payable to former shareholders and $2.0 million in the Company's common stock.

In addition, certain former shareholders of the acquired companies are eligible to receive contingent consideration upon attainment of certain earnings targets. The excess of the purchase price over the fair value of the tangible assets (goodwill) is being amortized on a straight line basis over periods ranging from 15 to 40 years, including any contingent consideration paid for the purchase method acquisitions.

   The acquisitions of Staffware, Inc. and Legal Support Personnel, Inc. have been accounted for under the pooling of interests method of accounting. The company acquired all of the stock of the companies in exchange for 926,487 shares of the Company's common stock. Due to the immaterial effect on prior periods the Company's financial statements have not been restated to give effect to the above mentioned transactions.

     The unaudited pro forma results of operations for fiscal 1995 listed below reflect purchase accounting adjustments and pro forma adjustments, including reduction of officers' compensation as the result of negotiated employment agreements, assuming the acquisitions which occurred subsequent to the year ended December 31, 1995 had occurred at the beginning of fiscal 1995. These pro forma amounts are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented. In addition, they are not intended to be projections of future results and do not reflect any synergies that might be achieved from combined operations.

                                                                    FISCAL
                                                                  ----------
                                                                     1995
                                                                  ----------
        Revenue............................................       $1,447,434
        Net income.........................................           35,297
        Earnings per share.................................              .52

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dolllar amounts in thousands except for per share amounts)

 4.    Allowance for Doubtful Accounts:

     The Company's management has provided an allowance for doubtful accounts based upon an analysis of the economic condition of the Company's clients combined with the Company's historical experiences as follows:

                                                                                              Fiscal
                                                               --------------------------------------------------------------------
                                                                       1995                    1994                    1993
                                                               --------------------     -------------------     -------------------
 Balance, beginning of period.............................               $2,380                  $2,075                  $1,508
 Provision for doubtful accounts..........................                1,935                   1,649                   1,448
 Charge-offs, net of recoveries...........................               (1,867)                 (1,344)
                                                                         -------                 -------
                                                                                                                         (881)

 Balance, end of period...................................               $2,448                  $2,380                    $2,075
                                                                          =====                   =====                    ======

 5.    Notes Payable:

     Notes payable at December 31, 1995 and January 1, 1995 consisted of the following:

                                                                                                              Fiscal
                                                                                               ------------------------------------
                                                                                                     1995                1994
                                                                                               ----------------    ----------------
    Credit facilities.......................................................................       $     ----        $    24,107
    Note payable to former shareholder of Special Counsel International, including
      interest at 5.5% compounded annually, paid January 2, 1996............................            9,190               ----
    Note payable to former shareholders of Computer Professionals, including
      interest at 5.73% compounded annually due October 31, 1998............................            3,000               ----
    Note payable to Contemporary including interest at 6.19% payable in twelve quarterly installments, beginning on April 1, 1995 and $174 including interest at 6.34%, payable in thirty equal monthly installments beginning
      on August 1, 1995.....................................................................            1,603               ----
    Notes payable to former shareholders of Debbie Temps, including interest at 3.96% payable $1,250 on March 2, 1995 and $225 over 26
      months, collateralized by the stock of Debbie Temps, Inc..............................              114               1,475
    Note payable to Contract Staffing Group, Inc.,  interest at prime,  paid  January 1996..            3,856                ----
    Note payable  to Professionals for Computing, Inc. , interest at prime less .5%,  due
       December 2, 1996.....................................................................            3,110                ----

    Other notes payable.....................................................................            1,116                  48
                                                                                                      -------             -------
                                                                                                       21,989              25,630
    Current portion of notes payable........................................................           17,479               1,355
                                                                                                      -------             -------
    Long-term portion of notes payable......................................................          $ 4,510             $24,275
                                                                                                      =======             =======

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


     The revolving credit facility contains certain covenants, such as requiring the Company to maintain specified current and tangible net worth ratios. In addition, the revolving line of credit does not permit the payment of dividends. The Company was in compliance with all covenants as of December 31, 1995 and January 1, 1995.

     On February 1, 1996, the revolving credit facility was amended and restated, increasing the available line from $25 million to $100 million. The facility has a five year maturity and bears interest using an incentive pricing model based on the LIBOR, federal funds, or the prime rate.

     Career also has a credit facility. The agreement expires on May 31, 1997. Effective March 24, 1994, Career amended the credit facility increasing the available line from $45 million to $60 million. The facility bears interest based on the LIBOR + 1.375% or the prime rate. This credit facility contains covenants which, among other things, require the Company to maintain certain financial ratios and generally limits Career with respect to payment of dividends, capital expenditures, disposition of assets, incurrence of debt, mergers and purchase of investments.

     Maturities of loans and convertible debt (see Note 14), are as follows for the fiscal years subsequent to December 31, 1995:

           Fiscal Year
           -----------
               1996......................................  $ 17,479
               1997......................................     3,525
               1998......................................     3,182
               1999......................................         4
               2000......................................        99
               Thereafter ...............................    86,250
                                                           --------
                                                           $110,539

6.    Commitments:

     Leases

     The Company leases office space under various noncancellable operating leases. The following is a schedule of future minimum lease payments with terms in excess of one year:

           Fiscal Year
           -----------
               1996......................................  $6,889
               1997......................................   5,673
               1998......................................   4,518
               1999......................................   2,919
               2000......................................   1,655
           Thereafter....................................   2,648
                                                          -------
                                                          $24,302

     Total rent expense for fiscal 1995, 1994, and 1993 was $5,234, $4,022, and $3,468, respectively, which includes approximate ly $411, $319, and $290, respectively, to related parties (see Note 7).

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
          (dollar amounts in thousands except for per share amounts)


     The Company leases its corporate offices from ATS Services, Inc. (ATS), an entity owned by a director of the Company, under a noncancellable operating lease. Total rent paid in fiscal 1995, 1994 and 1993 was $120 annually.

     The Company leases several of its branch offices under noncancellable operating leases from stockholders and paid rent of $291, $199 and $170 in fiscal 1995, 1994, and 1993, respectively.

     The Company provided management services to ATS for which the Company received approximately $128 during fiscal 1993. The Company did not provide such services in fiscal 1994 and 1995.

     The Company had trade receivables from related parties of $318 and $174 as of December 31, 1995 and January 1, 1995, respectively. These amounts have been included in accounts receivable in the accompanying financial statements.

     The Company provided temporary staffing to affiliated entities (other than PeopleSystems, Inc.) which are owned by stockholders of the Company and recorded revenue of $2,469, $2,025, and $1,707 and cost of revenue of $2,267, $1,812 and $1,537 for fiscal 1995, 1994, and 1993, respectively.

     The Company, beginning January 2, 1995, began providing temporary staffing to PeopleSystems, Inc., which in turn provides the temporary staffing to ATI. The Company recorded revenue of $99,470 and cost of revenue of $89,540 under this arrangement for fiscal 1995.

     Career had a management agreement and lease arrangement with a stockholder. Amounts charged to earnings with respect to these agreements were $280, $258 and $192 for fiscal 1995, 1994 and 1993, respectively.

8.  Income Taxes:

     A comparative analysis of the provision for income taxes is as follows:

                                                                                              Fiscal
                                                               --------------------------------------------------------------------
                                                                       1995                    1994                    1993
                                                               --------------------     -------------------     -------------------
Current:
    Federal...................................................       $ 9,492                  $ 6,795                 $ 2,365
    State and local...........................................         2,133                    1,768                     733
    Net operating loss carry forward utilization..............            -                        -                     (206)
                                                                     -------                  -------                 -------
                                                                      11,625                    8,563                   2,892
                                                                     -------                  -------                 -------
Deferred:
    Federal...................................................          (286)                  (2,141)                 (1,808)
    State and local...........................................           (94)                     (65)                    (43)
                                                                     -------                  -------                 -------
                                                                        (380)                  (2,206)                 (1,851)
                                                                     -------                  -------                 -------
                                                                     $11,245                  $ 6,357                 $ 1,041
                                                                     =======                  =======                 =======

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
          (dollar amounts in thousands except for per share amounts)

The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate to income before provision for income taxes is attributable to the following:

                                                                                Fiscal
                                             ----------------------------------------------------------------------------
                                                      1995                       1994                        1993
                                             ---------------------     ----------------------      ----------------------
                                             Amount     Percentage     Amount      Percentage      Amount      Percentage
                                             ------     ----------     ------      ----------      ------      ----------
Tax computed using the federal
    statutory rate.........................  $10,245      35.0%       $5,309           34.0%        $1,099        34.0%
State income taxes, tax  of federal
    income tax effect......................    1,231       4.2%        1,111            7.1%          320         9.9%
Alternative minimum tax....................     -           -           (132)           (.8%)        (117)       (3.6%)
Net operating loss carry forward...........     -           -              -             -           (206)       (6.4%)
Other......................................     (231)      (.8)           69             .4%          (55)       (1.7%)
                                             -------      ----        ------          -----        ------       -----
                                             $11,245      38.4%       $6,357          40.7%        $1,041        32.2%
                                             =======      ====        ======          =====        ======       =====


The components of the deferred tax assets and liabilities recorded on the accompanying consolidated balance sheets are as follows:

                                                                 Fiscal
                                                         ----------------------
                                                           1995          1994
                                                          ------        ------
Gross deferred tax assets:
   Self-insurance reserves..............................  $3,339        $2,169
   Deferred income......................................     312           669
   Allowance for doubtful accounts receivable...........     678           546
   Other................................................     386           238
                                                          ------        ------
       Total gross deferred tax assets..................   4,715         3,622
                                                          ------        ------
Gross deferred tax liabilities:
   Amortization of computer software costs..............    (113)         (145)
   Depreciation and amortization of furniture, equipment
      and leasehold improvements........................    (538)         (218)
   Amortization of goodwill.............................     (53)            -
   Accounts receivable..................................       -           (72)
   Acquired subsidiaries change from cash to
      accrual basis.....................................    (443)            -
                                                          ------        ------
   Total gross deferred tax liabilities.................  (1,147)         (435)
                                                          ------        ------
       Net deferred income tax asset....................  $3,568        $3,187
                                                          ======        ======


The net deferred income tax assets (liabilities) are reflected in the accompanying consolidated balance sheet as follows:

                                                                 Fiscal
                                                          ---------------------
                                                           1995           1994
                                                          -------        ------
Net deferred income tax assets--current portion.........  $4,124         $2,679
Net deferred income tax assets--non-current portion.....       -            508
Net deferred income tax liabilities--non-current
      portion...........................................    (556)             -
                                                          ------         ------
                                                          $3,568         $3,187
                                                          ======         ======

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


     Management has determined, based on the history of prior taxable earnings and its expectations for the future , taxable income will more likely than not be sufficient to fully realize deferred tax assets and, accordingly, has not reduced deferred tax assets by a valuation allowance.

9.     Employee Benefit Plans:

Profit Sharing Plan

     The Company has a noncontributory profit sharing plan that includes a 401(k) plan, which covers all full time employees over age twenty-one with at least one year of employment and 1,000 hours of service. The Company may make annual contributions at the discretion of the Board of Directors, but contributions are limited to the maximum amount allowed under the provisions of the Internal Revenue Code. The Company did not contribute to the profit sharing plan during fiscal 1995, 1994, or 1993.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)

     Career has a 401(k) plan for all of their non-highly compensated employees (as defined by IRS regulations) and temporary employees, and in fiscal 1994, the Board of Directors, effective January 1, 1994, approved a non-qualified deferred compensation plan for its highly compensated employees. The plans allow eligible employees to contribute up to 10% of compensation, as defined. Career matches employee contributions at 50% up to the first 5% of total compensation. Amounts charged to earnings with respect to the plans were $383, $306 and $179 for the years ended December 31, 1995, 1994 and 1993, respectively.

Employee Stock Purchase Plan

     Effective January 1, 1993, the Company adopted an employee stock purchase plan (Plan) providing for the sale of 399,996 shares of stock to employees of the Company at the market value at date of grant. As of December 31, 1995 and January 1, 1995, 383,238 shares had been issued pursuant to the Plan.

     Deferred Compensation and Restricted Stock Plan

     Career has a deferred compensation and restricted stock plan for the benefit of eligible employees. Under the provisions of the plan, employees elect to defer a portion of their compensation and, in return, a portion of the deferral is awarded in shares of restricted common stock. Such shares, up to a maximum of 433,336 of which 372,136 were issued, are restricted with respect to transferability and salability. However a portion of the restricted shares becomes unrestricted on an annual basis. The Company does not anticipate issuing any of the remaining 61,200 shares eligible to be awarded under the plan.

10.    Stockholders' Equity:

Public Offerings of Common Stock

     On August 23, 1994, the Company completed its Initial Public Offering for the sale of 10,200,000 shares of common stock. Coincident with the offering, the underwriters of the offering exercised their 15% over-allotment option and accordingly an additional 1,800,000 shares of the Company's common stock were sold by the Company. The Company received $18,684 from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $4,900 and approximately $1,500 in acquisition indebtedness. The remaining proceeds were used primarily to fund additional acquisitions.

     On October 3, 1995, the Company completed another offering for the sale of 15,000,000 shares of common stock. The Company received $72,400 from the sale of the shares, net of underwriting discount and expenses associated with the offering. A portion of the net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $8,500. The remaining proceeds expended through December 31, 1995 were used primarily to fund additional acquisitions.

     On March 30, 1994, Career, completed its Initial Public Offering (the "IPO") for the sale of 9,180,000 shares of Common Stock (7,857,790 of the shares were sold by Career and 1,322,210 of the shares were sold upon exercise of warrants purchased from Career's subordinated lenders). Career received $40,873 from the sale of shares for its account, net of underwriting discount and expenses associated with the IPO. Such proceeds were utilized to prepay Career's 15% subordinated notes, and redeem Career's 8% Cumulative Preferred Stock plus accrued dividends, with the balance of the proceeds (approximately $7,100) used to reduce borrowings under Career's credit facility.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)

     In April 1994, the underwriters of the Career IPO exercised their 15% over-allotment option, and, accordingly, an additional 1,377,000 shares of Career's common stock were sold upon exercise of warrants purchased by the underwriters from Career's subordinated lenders.

     The repayment of the Company's subordinated notes, the associated prepayment penalty and the write-off of unamortized bank financing costs in connection with the IPO and the application of the IPO's net proceeds resulted in an extraordinary charge to earnings of $1,403, net of $933 income tax benefit.

     In April 1996, the Company completed an offering for the sale of 11,790,000 shares of common stock. The Company received $304.9 million from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $92.8 million. The remaining proceeds have been used primarily to fund acquisitions.

     In March 1996, Career completed an offering for the sale of 8,227,575 shares of common stock. Career received $120.4 million from the sale of the shares, net of underwriting discount and expenses associated with the offering. The net proceeds were used to repay all outstanding indebtedness under the Company's credit facility, which was approximately $92.8 million. The remaining proceeds have been used primarily to fund acquisitions.

Incentive Employee Stock Plans

     Effective December 29, 1993, the Board of Directors approved the 1993 Stock Option Plan (the 1993 Plan) which provides for the granting of options for the purchase of up to an aggregate of 2,400,000 shares of common stock to key employees. Under the 1993 Plan, the Stock Option Committee (the Committee) of the Board of Directors has the discretion to award stock options, stock appreciation rights (SARS) or restricted stock to employees. Options may be either incentive stock options or non-qualified options and the option price shall be established by the Committee. Incentive stock options may be granted at an exercise price not less than 100% of the fair market value of a share on the effective date of the grant and non-qualified options may be granted at an exercise price not less than 50% of the fair market value of a share on the effective date of the grant.

  On August 24, 1995, the Board of Directors approved the 1995 Stock Option Plan (the 1995 Plan), subject to stockholder approval, which provides for the granting of options up to an aggregate of 3,000,000 shares of common stock to key employees under terms and provisions similar to the 1993 Plan. Subsequent to December 31, 1995, the 1995 Plan has been amended, subject to stockholder approval, to provide for the granting of an additional 6,000,000 shares, of which 2,841,000 additional options to acquire shares have been granted to key employees.

                                                       1995                                           1994
                                                       ----                                           ----
                                                                     Average                                   Average
                                             Shares               Option Price          Shares              Option Price
                                         --------------          --------------     ---------------        --------------
Outstanding beginning of year...........     1,809,000                                 1,870,500
Granted.................................     2,766,006                 $4.94              37,500                 $2.19
Exercised...............................     (440,700)                 $1.02             (24,000)                $0.63
Cancelled...............................            -                      -             (75,000)                $1.25
                                           ----------                                 ----------
Options outstanding at year end.........    4,134,306                  $3.59           1,809,000                 $1.00
                                           ==========                                 ==========

Exercisable-end of year.................    2,128,500                  $3.61             511,500                 $0.96
                                           ==========                                 ==========

Options available for future issuance...      800,994                                    567,000
                                           ==========                                 ==========

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


     The Company has recorded deferred stock compensation expense, representing the difference between the fair market value and the option price at the date of the grant, in a separate component of stockholders' equity for the non-vested portion of stock options granted. The Company recognized $52 of compensation expense in both fiscal 1995 and 1994 for the vesting of options. Additional compensation expense of $61 will be recognized for the remaining vesting period for the options granted.

     Changes in the deferred stock compensation account are as follows:

                                                                 1995                                     1994
                                                                -------                                  ------
                                                      Number                                  Number
                                                    of Shares                                of Shares
                                                     Granted               Amount             Granted               Amount
                                                   -----------           ----------         -----------           ---------
Outstanding at beginning of year.................     780,000               $113              1,140,000               $165
Amortized and vested.............................    (660,000)               (52)              (360,000)               (52)
                                                     --------               ----              ---------               ----
Outstanding at year-end..........................     120,000               $ 61                780,000               $113
                                                     ========               ====              =========               ====

     On June 1, 1990, Career, adopted an option plan (the "1990 Plan") for key employees to acquire 1,300,007 shares of Common Stock Options. Options become exercisable as specified in the plan and expire seven years after the date of grant. The 1990 Plan expires in 2000. Since the inception of the 1990 Plan, non-qualified options to purchase 1,280,145 shares have been granted.

     Effective September 30, 1993, Career adopted the 1993 Stock Option and Performance Award Plan (the "1993 Plan"). The 1993 Plan, which expires in 2003, provides for the issuance of non-qualified or incentive stock options, performance and restricted shares and performance units, subject to certain employment restrictions, to officers, key employees and directors. At inception, a total of 1,083,338 shares of Career's Common Stock were reserved for issuance under the 1993 Plan. On November 9, 1995, Career's shareholders approved an amendment to the 1993 plan providing for an additional 1,530,000 shares to be reserved under the 1993 plan, 765,000 of which related to a grant in fiscal 1995 that was made subject to such approval.

     In 1993 Career recorded a non-recurring charge to earnings of $1,396 relating to the issuance of 736,674 stock options.


Information pertaining to Career's 1993 and 1995 Plans is as follows:

                                                                1995                                     1994
                                                               -------                                  ------
                                                                         Average                                  Average
                                                      Shares            Option Price           Shares            Option Price
                                                   -----------          ------------         ----------          ------------
Outstanding......................................    1,090,340            $.18-5.81           1,095,970            $.18-1.39
Granted..........................................    1,113,840           $5.32-9.24              97,002           $5.23-5.81
Exercised........................................    (426,413)            $.18-5.80           (102,632)            $.18-1.39
Cancelled........................................      (6,640)           $1.39-5.81                   -                    -
                                                     ---------           ----------           ---------            ---------
Outstanding at year end..........................    1,771,127            $.18-9.24           1,090,340            $.18-1.39
                                                     =========                                =========



Exercisable-end of year..........................      796,666            $.18-9.24             986,840            $.18-1.39
                                                     =========                                =========

Options available for future issuance............      726,636                                1,833,836
                                                     =========                                =========

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


Non-Employee Director Stock Plan

       Effective December 29, 1993, the Board of Directors of the Company approved a stock option plan (Director Plan) for nonemployee directors, whereby 600,000 shares of common stock have been reserved for issuance to non-employee directors. The Director Plan allows each non-employee director to purchase 60,000 shares at an exercise price equal to the fair market value at the date of the grant. The options become exercisable ratably over a five-year period and expire ten years from the date of the grant. However, the options are exercisable for a maximum of three years after the individual ceases to be a director and if the director ceases to be a director within one year of appointment the options are cancelled. The Company granted 120,000 options under the Director's Plan with an exercise price of $1.25 during fiscal 1994.

Other Common Stock Sales

       In 1994, the Company sold 320,004 shares of common stock, including 180,000 shares to a member of the Board of Directors, at $1.25 per share, representing the fair value at date of sale.

Stock Splits

       Effective November 27, 1995, the Company's Board of Directors approved a two-for-one stock split of common stock for stockholders of record as of November 9, 1995. A total of $80 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.

       Effective March 6, 1996, the Company's Board of Directors approved a three-for-one stock split of common stock for stockholders of record as of March 20, 1996 for which the ex-dividend date is March 27, 1996. A total of $318 was transferred from additional contributed capital to the stated value of common stock in connection with the stock split. The par value of the common stock remains unchanged. All share and per share amounts have been restated to retroactively reflect the stock split.


Cumulative Preferred Stock

       In 1993 Career had redeemable cumulative preferred stock with a liquidation preference of $10 per share. Dividends in the annual amount of $.80 per share were cumulative. As of March 30, 1994 all of the shares were redeemed and the cumulative preferred stock was eliminated from Career's certificate of incorporation.

11.    Concentration of Credit Risk:

       The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash with what it believes to be high credit quality institutions. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)

12. Significant Customer Information:

     The Company provides clerical, light industrial, professional and technical staffing services to a wide range of businesses and government on both a temporary and permanent basis, primarily in the Southeastern, Midwestern, and Mid-Atlantic states. The Company has provided staffing services to ATI, a subsidiary of AT&T, which has comprised 14%, 8%, and 5% of revenue for fiscal 1995, 1994 and 1993, respectively.

     In January 1995, the Company was selected by ATI to become the primary provider of temporary staffing services for ATI's Telecommunications Operations. Those services are being provided through PeopleSystems, Inc., an affiliate of the Company, utilizing the Company's temporary employees.

13.    Accrued Workers' Compensation Claims:

     During November 1993, the Company became self-insured with respect to workers' compensation claims for all employees, supplemented by insurance coverage which limits the Company's liability per occurrence. The limit of the Company's liability per occurrence was increased from $250,000, which has been the limit since the inception of the plan, to $350,000 in November, 1995. The excess insurance coverage provides coverage in excess of the limit of the Company's liability per occurrence. Career is also self-insured with respect to workers' compensation claims for all employees up to a limit of $250,000 per occurrence.

     The Company has provided an accrual for the estimated amount of unsettled workers' compensation claims. This estimate was based, in part, on an evaluation of information provided by the Company's third-party administrator and its independent actuary, and represents management's best estimate of the Company's future liability. The Company's management believes that the difference, if any, between the amounts recorded at December 31, 1995, for its estimated liability and the costs of settling the actual claims, will not be material to the results of operations.

                                                                                        Fiscal
                                                                              --------------------------
                                                                               1995                 1994
                                                                              ------               -----
Balance, beginning of period........................................         $ 5,100              $   255
Estimated cost of claims incurred...................................          13,653                8,696
Payments............................................................          (8,853)              (3,851)
                                                                              ------               ------
Balance, end of period..............................................          $9,900               $5,100
                                                                              ======               ======

     The Company's irrevocable letters of credit are primarily to guarantee the payment of the Company's workers' compensation expense. At December 31, 1995 and January 1, 1995, the letters of credit amounted to $16,482 and $7,600, respectively.

14.    Convertible Debt:

     During the first quarter of 1994, the Company sold $2,300 principal amount of 6% Convertible Subordinated Debentures, due January 31, 1997. The debentures are convertible at the option of the debenture holders into shares of the Company's common stock at a price of $1.25 per share. In addition to the convertible subordinated debentures, the Company has also granted options to certain debenture holders, whereby they can purchase an additional $2,000 of 6% Convertible Subordinated Debentures, due January 31, 1997, which are convertible into shares of common stock at a conversion price of $1.38 per share. Included in the debentures was a $500 debenture to a Board member which was redeemable at the Company's option at 100% of principal. During fiscal 1994, this debenture was called by the Company. The holder exercised his option to convert the debenture for 399,996 shares of common stock.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)


     In the first quarter of 1995, the debenture holders converted their options to purchase $2,000 of 6% Convertible Subordinated Debentures, due January 31, 1997, which are convertible into shares of common stock at a conversion price of $1.38 per share. In addition, on October 24, 1995, the holders of $1,500 in principal amount of the Company's 6% Convertible Subordinated Debentures presented their debentures to the Company for conversion. The debentures were converted into 1,127,262 shares of the Company's common stock.

     On October 16, 1995, Career issued $86,250 of 7% Convertible Senior Notes Due 2002. Interest on the notes will be paid semiannually on May 1 and November 1 of each year, commencing May 1, 1996. The notes are convertible at the option of the holder thereof, at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously redeemed, into shares of common stock of the Company at a conversion price of $11.35 per share, subject to adjustment in certain events.

     The notes are redeemable, in whole or in part, at the option of Career, at any time on or after November 1, 1998, at stated redemption prices, together with accrued interest. The notes do not provide for any sinking fund. Upon a Designated Event (as defined and including a change of control) holders of the notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest to the date of purchase.

     The notes are senior unsecured general obligations of Career, ranking equally with other senior unsecured obligations of Career. Career is a holding company and, accordingly, the notes will be effectively subordinated to all existing and future liabilities of Career's subsidiaries.

     The notes are guaranteed by all of the direct and indirect subsidiaries of Career (the "guarantor subsidiaries"). All of the guarantor subsidiaries are wholly-owned, and the guarantee of the guarantor subsidiaries is full and unconditional, and joint and several. Career is a holding company with no individual assets or operations other than its investments in subsidiaries. Separate financial statements of the guarantor subsidiaries are not included because management has determined that the separate financial statements and other disclosures concerning the subsidiaries guarantee are not material to investors.

15.    Financial Instruments Fair Value Disclosure:

     The following summary disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on-and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. It is not the Company's intent to enter into such exchanges.

     The following methods and assumptions were used in estimating the fair value of financial instruments:

     Cash and cash equivalents.  The carrying amount approximates fair value.

     Investments. The carrying amount approximates fair value based on quoted market prices.

     Debt. The fair value of debt instruments is based on rates available to the Company for debt with similar terms and maturities.

                     ACCUSTAFF INCORPORATED AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS, Continued
           (dollar amounts in thousands except for per share amounts)

     Convertible Debt. The fair value of the debt instrument is based on estimated rates for debt instruments with similar terms and maturities.

Because SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company.

                                                                    1995                                   1994
                                                                    ----                                   ----
                                                      Carrying                                 Carrying
                                                       Amount            Fair Value             Amount            Fair Value
                                                      --------           ----------            --------           ----------
Assets:
      Cash and cash equivalents.....................  $ 46,139             $ 46,139             $ 9,828              $ 9,828
      Investments...................................    48,449               48,449               6,815                6,815

Liabilities:
      Debt..........................................    21,989               21,866              25,630               25,630
      Convertible debt..............................    88,550               88,539               1,800                1,783

                                       28